Project WORLD

Special Committee Discussion Materials

June 2023 / Confidential

Jefferies

Disclaimer

The following pages contain material provided to the Special Committee (the "Committee") of the Board of Directors (the "Board") of WORLD (the "Company") by Jefferies LLC ("Jefferies") in connection with Project WORLD.

These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Board in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

This presentation is a preliminary valuation only and does not constitute a fairness opinion of Jefferies as to the value of the Company, and as such, should not be relied upon by the Company or by any other person as such.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

Situation Overview

- On June 21, 2023, Martin Franklin ("Franklin") filed an amended 13D jointly with affiliated entities Sababa Holdings FREE LLC ("Sababa") and Martin E. Franklin Revocable Trust (the "Franklin Trust" and together with Sababa and Franklin ("Bidder")) disclosing a beneficial ownership of 21.08%[1] in WORLD

- Subsequently on June 25, 2023, Franklin delivered a non-binding proposal (the "Proposal") to the Board of Directors (the "Board") of WORLD, pursuant to which Sababa or one of its affiliates, would be willing to enter into a transaction to acquire WORLD and combine it with Royal Oak Enterprises, LLC ("Royal Oak") for cash consideration of $4.00 per share
  - The proposal implies a 28.2% premium to WORLD's stock price of $3.12 on June 23, 2023, 45.5% premium to WORLD's 3-month VWAP price of $2.76 and 7.6x WORLD's LTM March 2023A Adjusted EBITDA
  - Conditioned on:
    - Financial and legal diligence over a 90 day period
    - Approval of any transaction committee and other shareholders

- On June 27, 2023, WORLD formed a special committee of the Board (the "Special Committee") to review and evaluate the Proposal, and to review and evaluate any alternative proposals or other strategic alternatives that may be available including maintaining status quo as a standalone publicly traded company

- The following materials include:
  - A summary of the Proposal
  - An overview of Royal Oak
  - Selected preliminary analyses
  - Potential next steps for discussion

(1) Reflects an ownership of 8,905,223 shares of WORLD and calculated based on a total basic share count of 42,245,974 as of May 9, 2023.

Proposal Summary

Acquiror	Sababa Holdings FREE, LLC (a Martin Franklin affiliated entity)
Price per Share	▪ $4.00 per share in cash ▪ Represents a 28.2% premium to $3.12 as of 6/23/23, and a 45.5% premium to the Company's 3-month volume weighted average trading price of $2.76
Transaction Overview	▪ Acquire all outstanding WORLD shares not owned and combine WORLD with Royal Oak Enterprises ("Royal Oak")
Proposed Financing	▪ 100% cash offer; financing sources not specified
Management & Employees	▪ Would discuss the creation and implementation of appropriate senior management incentive programs to reward exceptional future operating performance
Due Diligence Requirements	▪ Expect due diligence to primarily focus on financial and legal diligence
Timing	▪ Can complete due diligence and negotiate all definitive documentation within 90 days from the date of the proposal
Specified Rationale and Value-Add	▪ All-cash proposal represents compelling and immediate value for WORLD shareholders at a time of considerable macroeconomic uncertainty ▪ Royal Oak and WORLD are stronger together than they are apart. Both businesses sell to many of the same customers and share fundamental business qualities that make a combination very compelling ▪ WORLD team has built an attractive business that is well positioned to grow and succeed but is burdened by a capital structure and public company pressures that inhibit the Company from pursuing attractive growth strategies and increased investment in its business ▪ Sababa believes that existing WORLD stockholders would not be able to achieve such appreciation without a significant capital raise which would dilute all such stockholders. Additionally, the Company appears to be close to maximizing its limits on certain financial covenants imposed under its credit facilities, therefore leaving very little margin for unexpected events that may occur at the Company
Required Approvals	▪ Sababa acknowledges that the Board and any committee it may choose to establish would have to consider in connection with any potential opportunity or transaction, particularly one of this nature ▪ Sababa acknowledges that any definitive agreement would be subject to the requisite approval of the Company's other shareholders
Key Contacts	▪ Martin Franklin, Manager of Sababa Holdings FREE, LLC & Chairman of Royal Oak Enterprises, LLC

Source: WORLD Schedule 13D Filed on 6/25/23.

Royal Oak Enterprises Overview

Company Snapshot

- Royal Oak Enterprises, LLC ("Royal Oak") is a leading manufacturer and distributor of fire building products, including charcoal, artificial fire logs, matches, lighter fluid and other consumable products
- Royal Oak offers a wide variety of branded and private-label charcoal- related products: regular and instant light charcoal briquettes, natural lump charcoal, lighter fluid, industrial grade charcoal and miscellaneous other grilling related products
- The Company maintains long-term relationships with a diversified, blue-chip customer base of 700 grocery stores, mass merchandisers, foodservice distributors, dollar stores and other retailers
- Royal Oak has 19 strategically located manufacturing facilities throughout Arkansas, Missouri, Tennessee, Texas and Alabama
- The Company is the #1 domestic producer of natural hardwood lump charcoal and #1 manufacturer of private label charcoal briquets used for grilling fuels
- The Company has been majority owned by Mariposa Capital, LLC since 2016, a family office founded by Sir Martin E. Franklin
- In 2017, Royal Oak acquired Pine Mountain fire logs and Diamond toothpicks, which diversified their revenue streams and created a hedge against weather related seasonality in the charcoal business
- The Company was founded in 1953 and is headquartered in Roswell, Georgia

Product Portfolio Overview

Charcoal & Grilling Products


ROYAL OAK
100% NATURAL
LUMP CHARCOAL


ROYAL OAK
CHARCOAL LIGHTER FLUID


ROYAL OAK
ALL NATURAL


ROYAL OAK
TUMBLEWEEDS
NATURAL FIRE STARTERS
16 PACK

Firelogs, Matches and Toothpicks


diamond
Strike On Box Matches
greenlight
300


diamond
STRIKE-A-FIRE
48 FIRE STARTERS


diamond
EXTRA LONG
L'ELEGANCE
TOOTHPICKS


PINE MOUNTAIN
ULTRA FLAME

Rail Ties & Other Wood Products





Representative Retailers

Dollar General, Family Dollar, H-E-B, The Home Depot, Kroger, Sysco, Topco, Walmart, US Foods

Source: Company website and Pitchbook.

Illustrative Analysis at Various Prices

($Millions, except price per share)

Illustrative Analysis at Various Prices

		Share Price 6/23/23	Current 6/27/23	Proposal
Illustrative Stock Price per Share		**$3.12**	**$3.85**	**$4.00**
Fully Diluted Shares Outstanding[1]		44.169	44.169	44.169
Fully Diluted Market Capitalization		**$138**	**$170**	**$177**
Term Loan (as of 3/31/23)		368	368	368
Revolving Credit Facility (as of 3/31/23)		*72*	*72*	*72*
Less: Cash and Cash Equivalents (as of 3/31/23)		*(27)*	*(27)*	*(27)*
Implied Enterprise Value		**$551**	**$583**	**$590**
Implied Premiums				
Premium to Unaffected (06/23)	*$3.12*	-	*23%*	*28%*
Premium / (Discount) to Current (06/27)	*$3.85*	*(19%)*	-	*4%*
Premium to 30 day VWAP (06/23)[2]	*$3.03*	*3%*	*27%*	*32%*
Premium to 60 day VWAP (06/23)[2]	*$2.92*	*7%*	*32%*	*37%*
Premium to 90 day VWAP (06/23)[2]	*$2.76*	*13%*	*39%*	*45%*
Premium / (Discount) to 52-Week High	*$6.74*	*(54%)*	*(43%)*	*(41%)*
Premium / (Discount) to 52-Week Low	*$2.09*	*49%*	*84%*	*91%*
Adjusted EBITDA Multiples	**Adj. EBITDA**			
FY2022A	$79	7.0x	7.4x	7.4x
LTM March 2023A	$78	7.1x	7.5x	7.6x
FY2023P - Consensus	$76	7.2x	7.6x	7.7x
FY2024P - Consensus	$83	6.6x	7.0x	7.1x

Sources: S&P Capital IQ as of June 27, 2023, WORLD latest 10-Q filing (As of March 31, 2023).

(1) Includes 42,245,974 common shares, 1,162,688 RSUs, 131,470 RSAs, 629,305 PSUs, 19,491,320 public warrants and 771,980 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.

(2) VWAP calculated based on calendar days.

WORLD Research Coverage and Estimates

Analyst Estimates

Date	Firm	Recommendation	Price Target	FY2023E Revenue	FY2023E EBITDA	Valuation Methodology
06/26/23	Jefferies	Buy	$7.00	$552	$76	8.5x FY2024E EBITDA
05/11/23	Imperial Capital	Outperform	$8.50	$555	$76	10.0x FY2023E EBITDA
05/10/23	Cowen & Company	Outperform	$7.00	$555	$76	7.5x FY2024E EBITDA
05/10/23	Canaccord Genuity LLC	Buy	$5.00	$558	$77	8.0x FY2024E EBITDA
05/10/23	Lake Street	Buy	$6.00	$550	$76	8.5x FY2024E EBITDA
05/10/23	Roth Capital Partners	Buy	$5.00	$557	$76	8.0x FY2023E EBITDA
Analyst Consensus (Mean)			**$6.92**	**$555**	**$76**	
Company Guidance				**$558**(1)	**$77**(1)	

One-Year Stock Price Performance (06/27)


(Thousands)
6,000
5,000
4,000
3,000
2,000
1,000
0
$16.00
$12.00
$8.00
$6.92
$4.00
$3.85
$0.00
Jun-22
Aug-22
Oct-22
Dec-22
Feb-23
Apr-23
Jun-23
Volume
Share Price
Research Analysts' Price Target

Source: Wall Street research and Capital IQ as of June 27, 2023.
(1) Based on midpoint of Company FY2023E guidance:$550-$565 revenue and $76-$78 adjusted EBITDA.

Illustrative Premiums Analysis – Equity Values $100m – $500m

U.S. and Canada All Cash M&A Majority Transactions, Announced Since January 2018

One-Day & 4-Week Premiums Selected Statistics[1]


75%
60%
45%
30%
15%
0%
Premium
19.0%
21.2%
36.9%
40.0%
63.8%
68.8%
25th Percentile
Median
75th Percentile
One-Day Premium
4-Week Premium

One-Day & 4-Week Premiums[1]


45%
30%
15%
0%
Frequency
7.9%
8.9%
7.9%
4.5%
10.1%
10.1%
16.3%
14.5%
12.4%
12.8%
11.8%
10.1%
33.7%
39.1%
< 0%
0-10%
10-20%
20-30%
30-40%
40-50%
50%+
Premium Intervals
One-Day Premium
4-Week Premium

Source: Thomson Reuters as of June 28, 2023
(1) 4-week premium based on closing stock price 4 weeks prior to announcement.

Potential Next Steps for Discussion

- Preliminary messaging to bidder
- Nature and timing of a potential broader process
- Further public communication around the Special Committee process
- Development of long-range plan and potential due diligence materials/data room
- Timing and deliverables for next Special Committee meeting